Exhibit 10.1

MEMORANDUM

TO:	Jeffrey Mathews
FROM:	Peter Warwick
DATE:	December 19, 2025
SUBJECT:	Compensation Increase

In light of your additional responsibilities in taking on the Presidency of the Education Solutions business, I am pleased to inform you that the Human Resources Compensation Committee of Scholastic’s Board of Directors, acting on my recommendation, has approved the following changes to your pay as EVP, President of Education Solutions and Chief Growth Officer for Scholastic:

Pay Increase:	Current	New	Effective Date
Base Salary:	$615,000	$675,000	January 1, 2026
STIP Target*:	60%	70%	June 1, 2025
Equity Target:	$615,000	$675,000	September, 2026
Total Target Direct Compensation:	$1,599,000	$1,822,500

*

There will be no pro-ration of your FY26 STIP target, so the new STIP target of 70% is effective for the entire fiscal year of 2026. Additionally, FY26 STIP payout guaranteed at minimum of what the payout percentage would be for the Chief Growth Officer STIP calculation (regardless of whether Ed Sol meets Divisional OI).

I am also pleased to confirm that the terms of your original Offer Letter are hereby amended to include the following temporary 12-month provision regarding severance eligibility:

If within twelve months (starting on January 1, 2026), you terminate your employment because of a compensation downgrade, then, you will be entitled to receive compensation equivalent to 24 months salary.

All other terms and conditions of your Offer Letter remain unchanged and in full effect, as well as any promotion or compensation adjustments you have received since your original Offer Letter.

I want to personally thank you for your leadership, contribution, and commitment to Scholastic.

Warm Regards,

/s/ Peter Warwick
Peter Warwick

Agreed and accepted:

/s/ Jeffrey Mathews	December 22, 2025
Your Signature	Date